Exhibit 99.1

FOR IMMEDIATE RELEASE

Howard Naphtali to Retire as ITG CFO

Steven Vigliotti Named as New CFO

NEW YORK, December 28, 2009 — Investment Technology Group, Inc. (NYSE: ITG), a leading agency broker and financial technology firm, announced today that Howard Naphtali, ITG’s Chief Financial Officer (CFO), will retire from his position on February 3, 2010. Steven Vigliotti, the CFO of NYFIX, will become CFO of ITG on the same day.

“After 12 years with ITG I have decided to take early retirement,” said Mr. Naphtali. “I am proud of my role in ITG’s evolution from a domestic business model with offices solely in the U.S into the leading international agency brokerage firm with global EAFE execution capability, offices in 11 countries, and the broadening of our product offering to span the entire trading continuum. I have cherished my time at ITG and wish the best to the firm in the future.”

Mr. Naphtali, 56, joined ITG in 1997 from Reuters America, where he served as Senior Vice President and Chief Financial Officer as well as Senior Vice President and Chief Operating Officer of Quotron Systems, a wholly-owned subsidiary of Reuters.

“Howard has been a true asset to ITG over the past 12 years. During his tenure, he oversaw ITG’s financial management and effectively represented the company to the investment community and a broad range of the company’s constituencies,” said Bob Gasser, CEO and President of ITG. “His dedication and leadership have undeniably contributed to the growth and success of the firm. All of us at ITG thank Howard for his service and wish him and his family all the best.”

Mr. Vigliotti, 42, is employed by NYSE Technologies following NYSE Euronext’s November 2009 acquisition of NYFIX, where he has been Chief Financial Officer since 2006. Prior to joining NYFIX, he was CFO, Treasurer and Chief Accounting Officer of

Maxcor Financial Group, which was known for its Euro Brokers inter-dealer brokerage business. Mr. Vigliotti began his career in public accounting and was an Audit Partner in BDO Seidman’s financial services group.

“I am confident Steve’s financial industry and public company experience, together with his leadership skills, will prove to be great assets to ITG in the CFO role,” said Mr. Gasser. “We fully expect a seamless succession as we welcome Steve on board next year.”

About ITG

Investment Technology Group, Inc., is a specialized agency brokerage and financial technology firm that partners with asset managers globally to provide innovative solutions spanning the investment continuum. A leader in electronic trading since launching POSIT in 1987, ITG’s integrated approach now includes a range of products from portfolio management and pre-trade analysis to trade execution and post-trade evaluation. Asset managers rely on ITG’s independence, experience, and agility to help mitigate risk, improve performance and navigate increasingly complex markets. The firm is headquartered in New York with offices in North America, Europe and the Asia Pacific regions. For more information on ITG, please visit www.itg.com.

Investor Relations Contact:

Maureen Murphy

+1-212-444-6323

Media Contact:

J.T. Farley

+1-212-444-6259

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